Exhibit 99.1

FOR IMMEDIATE RELEASE

May 5, 2016

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS THIRD QUARTER 2016 OPERATING RESULTS

Fairfield, New Jersey, May 5, 2016 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today reported net income for the quarter ended March 31, 2016 of $4.2 million, or $0.05 per basic and diluted share. The results represent an increase of $371,000 compared to net income of $3.8 million, or $0.04 per basic and diluted share, for the prior quarter ended December 31, 2015.

Overview

The growth and improvement in earnings during the quarter ended March 31, 2016 continued to reflect the Company’s commitment to effectively utilize the capital raised through its second step conversion and stock offering that closed during fiscal 2015. As discussed in greater detail below, the Company increased loans receivable by $118.2 million, or 4.6%, for the quarter ended March 31, 2016. The increase in loans reflected the Company’s strategic focus on commercial loans, whose outstanding balances increased by $107.5 million for the quarter.

The growth in the loan portfolio was complemented by a $2.5 million increase in the allowance for loan losses that largely reflected the overall growth in the portfolio and associated updates to historical and environmental loss factors. The provision for loan losses decreased by $825,000 to $2.6 million for the quarter ended March 31, 2016 from $3.4 million for the quarter ended December 31, 2015 reflecting the comparatively lower loan growth between periods. In total, the Company’s allowance for loan losses “total loan coverage ratio”, representing the balance of the allowance for loan loss as a percentage of total loans, increased to 0.85% at March 31, 2016 from 0.79% at December 31, 2015.

By contrast, the Company’s “non-performing loan coverage ratio”, representing the balance of the allowance for loan losses as a percentage of non-performing loans, decreased to 81.4% from 97.8% for those same comparative periods. The decrease in the ratio was primarily attributable to an increase in balance of non-performing loans to $28.3 million, or 1.04% of total loans at March 31, 2016, from $21.0 million, or 0.81% of total loans at December 31, 2015. As described in greater detail below, the noted increase in non-performing loans largely reflected the placement of a $5.9 million commercial mortgage loan on nonaccrual despite its current payment status at March 31, 2016. The loan has been reported as an “acquired impaired credit” since its acquisition in November 2010 through a prior merger transaction. The change in the loan’s status to nonaccrual at March 31, 2016 reflected the likelihood that the Company may incur an additional loss in conjunction with accepting a potential short sale to dispose of the loan during the quarter ending June 30, 2016. The estimated amount of that potential loss was recognized as additional impairment and included in the balance of the allowance for loan loss at March 31, 2016.

The growth in loans was partly funded through the reinvestment of incoming cash flows from the securities portfolio into loans, coupled with funding provided through net growth in retail deposits. The Company’s securities portfolio decreased by $41.2 million to $1.29 billion, or 31.1% of earning assets at March 31, 2016, from $1.33 billion, or 32.8% of earning assets at December 31, 2015, while total deposits increased by $77.6 million to $2.66 billion from $2.58 billion for those same comparative periods.

The strategies resulting in the balance sheet growth and diversification noted above contributed to a $526,000 increase in net interest income, reflecting a net interest margin of 2.38% for each of the quarters ended March 31, 2016 and December 31, 2015 while the operating efficiency ratio increased modestly to 68.89% from 67.19% between the same comparative periods.

The noted decline in provision expense coupled with the overall stability in the net interest margin and efficiency ratio contributed to a two basis point increase in the Company’s return on average assets to 0.37% for the quarter ended March 31, 2016 from 0.35% for the quarter ended December 31, 2015. For those same comparative periods, the Company’s return on average equity increased 13 basis points to 1.43% from 1.30%, with both ratios reflecting the excess capital held by the Company resulting from the recent conversion and stock offering.

At March 31, 2016, the Company had total assets of $4.49 billion, which included net loans receivable of $2.70 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.28 billion. As of that same date, deposits and borrowings totaled $2.66 billion and $618.3 million, respectively, while stockholders’ equity totaled $1.16 billion, or 25.96% of total assets.

The Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.

The remaining narrative and tabular exhibits present an expanded discussion of the Company’s financial results for the quarter ended March 31, 2016 compared to those for the quarter ended December 31, 2015. The comparative statement of condition information for June 30, 2015 and the statement of operations information for the quarter ended March 31, 2015 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended March 31, 2016 increased by $526,000 to $24.5 million from $23.9 million for the quarter ended December 31, 2015 while the Company’s net interest margin remained stable at 2.38% for both comparative periods, as noted above. The increase in net interest income reflected an increase in interest income that was partially offset by an increase in interest expense. The increase in interest income reflected increases in both the average balance and average yield on earning assets. The increase in interest expense reflected increases in both the average balance and average cost of interest-bearing liabilities.

The increase in interest income of $1.1 million between linked periods was partly attributable to a $82.8 million increase in the average balance of earning assets that reflected an increase in the average balance of loans that was partially offset by decreases in the average balances of comparatively lower yielding securities and cash equivalents. During the quarter ended March 31, 2016, the average balance of loans increased by $158.4 million while the average balances of mortgage-backed and non-mortgage-backed securities decreased by $20.8 million and $23.2 million, respectively, and the average balance of other interest-earning assets decreased by $31.6 million. The noted changes in the average balances of earning assets partly reflected the effects of deploying the excess liquidity from the Company’s second step conversion and stock offering while also reflecting the ongoing reinvestment of incoming cash flows from the securities portfolio into loans.

The increase in interest income attributable to the noted growth and reallocation of interest-earning assets contributed to a four basis point increase in their average yield to 3.20% for the quarter ended March 31, 2016 from 3.16% for the quarter ended December 31, 2015. The increase in average yield on earning assets partly reflected a 46 basis point increase in the average yield on other interest-

earning assets that was partly attributable to the noted deployment of the excess liquidity held by the Bank during the quarter ended December 31, 2015 coupled with an increase in the dividend yield on FHLB stock for the quarter ended March 31, 2016. The net increase in the average yield on earning assets also reflected a 16 basis point increase in the average yield on non-mortgage-backed securities reflecting an increase in the yield on floating rate securities coupled with the effects of lower yielding securities being repaid in full during the prior quarter. These increases were partially offset by a 10 basis point decrease in the average yield on loans that largely reflected the origination of assets whose average yields fell below those of the existing aggregate portfolio. The yield on mortgage-backed securities was unchanged between periods.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods. The $532,000 increase in interest expense between linked quarters reflected increases in the average balance and average cost of interest-bearing liabilities.

The increase in the average balance of interest-bearing liabilities between linked quarters reflected an increase in the average balance of interest-bearing deposits that was partially offset by a decrease in the average balance of borrowings. The average balance of interest-bearing deposits increased by $91.5 million to $2.42 billion for the quarter ended March 31, 2016 from $2.33 billion for the quarter ended December 31, 2015. The increase in the average balance was reflected across all categories of interest-bearing deposits, including a $77.5 million increase in the average balance of certificates of deposit coupled with increases of $9.1 million and $4.9 million in the average balances of interest-bearing checking accounts and savings and club accounts, respectively. The growth in certificates of deposit partly reflected the effects of attractive pricing offered on a limited number of promotional products during the quarter to fund a portion of the growth in loans during the period.

The decrease in the average balance of borrowings primarily reflected a $7.4 million decrease in the average balance of depositor sweep accounts included in other borrowings with the decline generally attributable to normal operating fluctuations in the applicable balances.

The average cost of interest-bearing liabilities increased by four basis points to 1.11% for the quarter ended March 31, 2016 from 1.07% for the quarter ended December 31, 2015. The increase reflected a four basis point increase in the average cost of interest-bearing deposits coupled with a 12 basis point increase in the average cost of borrowings. The increase in the average cost of interest-bearing deposits reflected increases in the average cost of certificates of deposit and interest-bearing checking accounts of three basis points and three basis points, respectively, which were partially offset by a one basis point decrease in the average cost of savings and club accounts. For those same comparative periods, the average cost of borrowings increased by 12 basis points due to an increase in interest hedging costs attributable to an underlying derivative that became effective at the end of the quarter ended December 31, 2015.

Provision for Loan Losses

The provision for loan losses decreased by $825,000 to $2.6 million for the quarter ended March 31, 2016 compared to $3.4 million for the quarter ended December 31, 2015. The decrease in provision expense primarily reflected lower growth in the non-impaired portion of the loan portfolio between comparative periods. This decrease was partially offset by the increase in the provision arising from the comparative effects of periodic updates to environmental and historical loss factors used in the Bank’s allowance for loan loss calculation methodology.

With regard to environmental loss factors, the increase in such factors primarily reflected the continuing growth within the Company’s commercial mortgage loan portfolio and the resulting recognition of the increased risk of potential credit losses associated with the growth in such loans.

Historical loss factors were also updated to reflect the effect of the net charge off activity during the quarter ended March 31, 2016 on the average annualized net charge off rates by loan segment over the two-year lookback period used in the Company’s allowance for loan loss calculation methodology. In that regard, the Company’s annualized net charge off rate for the quarter ended March 31, 2016 declined to 0.01% compared to 0.09% for the quarter ended December 31, 2015, reflecting net charge offs of $93,000 and $591,000 for each period, respectively. As discussed in greater detail below, updates to historical loss factors also included an increase to the Company’s estimates of average annualized charge off rates applicable to its unseasoned portfolio of Lending Club consumer loans.

Finally, the decrease in provision expense also reflected a net decrease in specific losses recognized on loans individually evaluated for impairment.

In total, the allowance for loan losses increased by $2.5 million to $23.0 million, or 0.85% of total loans at March 31, 2016, compared to $20.5 million, or 0.79% of total loans at December 31, 2015.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of real estate owned (“REO”), increased by $138,000 to $2.7 million for the quarter ended March 31, 2016 from $2.5 million for the quarter ended December 31, 2015. The variance was partly attributable to an increase in loan-related fees and charges arising primarily from an increase in loan prepayment charges while also reflecting an increase in gains associated with the sale of SBA loans. These increases were partially offset by decreases in a variety of deposit-related fees and charges due, in part, to seasonal fluctuations in ATM and other electronic banking-related service charges.

The variance in total non-interest income also reflected the recognition of $48,000 in net losses attributable to the sale and write downs of REO during the quarter ended March 31, 2016. The net loss partly reflected the write down of one property due to a decline in its fair value based on a pending sale agreement. The write down was partially offset by a gain recognized on the sale of a separate property during the period. By comparison, during the quarter ended December 31, 2015, the Company recognized $113,000 in net losses attributable to the sale and write downs of REO.

Non-interest Expense

Non-interest expense increased by $949,000 to $18.7 million for the quarter ended March 31, 2016 from $17.7 million for the quarter ended December 31, 2015. The increase in non-interest expense primarily reflected increases in premises occupancy expense, equipment and system expense, director compensation expense and miscellaneous expense.

The increase in premises occupancy expense was primarily attributable to an increase in facility repairs and maintenance and utility costs arising from seasonal fluctuations in such expenses including, but not limited to, snow removal and facility heating costs.

The increase in equipment and systems expense largely reflected a non-recurring reduction of technology service provider expenses that was recognized during the earlier comparative period arising from a recovery of certain historical data network charges. The charges were originally incurred in conjunction with a reconfiguration of the Company’s data network and were recovered upon completing that reconfiguration and negotiating the final terms of the revised contract with the service provider.

The increase in director compensation expense was fully attributable to the quarterly retainer paid to the Company’s two new members of the Board of Directors who joined the Company in December 2015.

The increase in miscellaneous expense largely reflected an increase in professional and consulting fees that primarily reflected the costs of engaging a third-party consultant to assist us in conducting a thorough study of our business processes and operating efficiency coupled with the initial costs of implementing a formal corporate profitability measurement regimen. The increase in miscellaneous expense also reflected an increase in personnel placement and recruiting fees between comparative periods.

Provision for Income Taxes

Income tax expense increased by $234,000 to $1.7 million for the quarter ended March 31, 2016 from $1.4 million for the quarter ended December 31, 2015, reflecting effective income tax rates of 28.6% and 27.4%, respectively. The increases in income tax expense and the effective income tax rate largely reflected the underlying differences in the taxable portion of pre-tax net income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $2.1 million to $115.0 million at March 31, 2016 from $112.9 million at December 31, 2015. The variance between periods generally reflected normal operating fluctuations in the balance of cash and cash equivalents.

Management actively monitors the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives while meeting its performance and risk management objectives. Where appropriate, the Company may alter its liquidity management strategies based upon those objectives. In that regard, the Company may generally reduce the balance of cash and cash equivalents maintained, compared to those balances held at March 31, 2016, to further reduce the opportunity cost of maintaining excess liquidity.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $118.2 million to $2.72 billion at March 31, 2016 from $2.60 billion at December 31, 2015. The overall increase in the loan portfolio during the quarter ended March 31, 2016 reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, totaling $107.5 million. The increase in commercial loans was augmented by an increase in the balance of consumer loans totaling $9.1 million coupled with an increase in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $1.6 million. The outstanding balance of construction loans also increased by $37,000 for the quarter.

The Company continued its strategic focus on commercial lending during the third quarter of fiscal 2016. As noted above, the commercial loan portfolio increased by $107.5 million, or 5.7%, to $1.98 billion, or 72.8% of total loans, at March 31, 2016 from $1.87 billion, or 71.9% of total loans, at December 31, 2015. The growth in the portfolio during the period reflected the effects of the Company’s expanding commercial loan origination and acquisition resources and its competitive term and pricing strategies for high quality loans. The growth in commercial loans for the quarter ended March 31, 2016 was primarily attributable to internally sourced originations.

As noted above, the residential loan portfolio increased by $1.6 million, or 0.2%, to $711.5 million, or 26.2% of total loans, at March 31, 2016 from $709.9 million, or 27.3% of total loans, at December 31, 2015. It remains the Company’s intent to modestly increase the outstanding balance of the residential mortgage portfolio while allowing the segment to continue to decline as a percentage of total loans and earning assets.

The Company continues to expand its residential lending infrastructure to support strategies focused on increasing the origination volume of residential mortgage loans for sale into the secondary market. Toward that end, the Bank hired a new Director of Residential Lending during the quarter ended December 31, 2015 who is continuing to evaluate and modify the Company’s residential lending infrastructure to support that objective. The anticipated increase in residential mortgage loan origination and sale activity is expected to increase the Company’s level of non-interest income over time through the recognition of additional sources of recurring loan sale gains, while serving to help manage the Company’s exposure to interest rate risk. The noted enhancements to the Company’s residential mortgage lending infrastructure and business strategies are expected to be completed during the quarter ending June 30, 2016.

The noted growth in consumer loans reflected the continued implementation of a lending initiative involving the acquisition of consumer loans originated through Lending Club, an established peer-to-peer (i.e. marketplace) lender. Through this initiative, the Company purchases high-quality, unsecured consumer loans originated through Lending Club’s online platform. Such loans represent fixed-rate, fully amortizing loans with original terms to maturity typically ranging from three to five years with maximum original loan amounts of $35,000. The Company currently limits its purchases of Lending Club loans to those issued to qualified borrowers falling within the three highest credit tiers defined within Lending Club’s proprietary credit risk model.

At March 31, 2016, the outstanding balance of the Company’s Lending Club loans totaled $21.4 million, representing the outstanding balance of 1,171 loans with a weighted average interest rate of 9.86% and weighted average FICO scores and debt-to-income ratios of 729 and 19.4%, respectively. A total of seven Lending Club loans with aggregate outstanding balances totaling $150,000, or 0.70% of total Lending Club loans, were 90 days or less past due at March 31, 2016. None of the Company’s Lending Club loans were greater than 90 days past due or charged off through March 31, 2016.

Based on lifetime default rate information provided by Lending Club, the average annualized charge off rates applicable to the loans within the three highest credit tiers, as noted above, range from 0.86% to 2.24% with a weighted average of 1.55% based on the outstanding balance of the Company’s loans by credit tier at March 31, 2016. Given the unseasoned nature of the applicable loans, the Company increased the historical loss factor applicable to all its Lending Club loans to reflect the estimated annual charge off rate attributable to the loans in its lowest-rated tier. This change resulted in a 67 basis point increase to the applicable historical loss factor to 2.24% at March 31, 2016 from 1.57% at December 31, 2015, while the set of environmental loss factors applicable to this loan segment remained unchanged between periods. The actual charge off rates recognized on the Lending Club loans may vary from these initial estimates.

Loans acquired by the Company through the Lending Club program have predominantly been issued to borrowers located throughout the United States with whom the Bank had no pre-existing relationship. However, the Company began to offer unsecured consumer loans originated through the Lending Club platform directly to the Bank’s existing customers during the quarter ending March 31, 2016. Regardless of the borrower’s customer status, the Company purchases only those loans issued to borrowers that fall within the three highest credit tiers defined within Lending Club’s proprietary credit risk model.

The Company generally intends to limit the growth of its Lending Club loan portfolio to an initial threshold of approximately $25.0 million in aggregate outstanding balances. After reaching that threshold, the Company intends to maintain the balance of its portfolio at that level for a period of time while continuing to independently monitor and validate the performance of the portfolio in relation to Company’s expectations as well as those of Lending Club’s proprietary credit risk model. Additional investment in Lending Club loans may be considered by the Company after a sufficient period of time to properly gauge performance of the initial portfolio and quality of loan servicing and reporting rendered by Lending Club.

Non-performing Assets

At March 31, 2016, the balance of the Company’s nonperforming assets totaled $29.7 million, or 0.66% of total assets, and comprised nonperforming loans totaling $28.3 million, or 1.04% of total loans, plus four REO properties totaling $1.5 million. By comparison, at December 31, 2015, the balance of the Company’s nonperforming assets totaled $23.3 million, or 0.53% of total assets, and comprised nonperforming loans totaling $21.0 million, or 0.81% of total loans, plus five REO properties totaling $2.3 million.

As noted earlier, the increase in nonperforming loans at March 31, 2016 largely reflected the placement of an acquired commercial mortgage loan with a net carrying value of $5.9 million on nonaccrual at March 31, 2016. The loan is secured by a hotel located in New Jersey and has been reported as an “acquired impaired credit” since its acquisition in November 2010 through a prior merger transaction. Since its acquisition, the borrower has remained current regarding their principal and interest payment obligations on the loan thereby supporting its prior accrual status. However, the loan was placed on nonaccrual at March 31, 2016 reflecting the likelihood that the Company may incur an additional loss in conjunction with accepting a potential short sale to dispose of the loan during the quarter ending June 30, 2016. The estimated amount of that potential loss was recognized as additional impairment and included in the balance of the allowance for loan loss at March 31, 2016.

Nonperforming loans generally include loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”. However, the balances of nonperforming loans at March 31, 2106 and December 31, 2015 were comprised entirely of nonaccrual loans with no loans reported as over 90 days past due and accruing.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $16.0 million to $723.0 million at March 31, 2016 from $739.0 million at December 31, 2015. Such balances included securities available for sale and securities held to maturity of $297.7 million and $425.3 million, respectively, at March 31, 2016 and $307.9 million and $431.1 million, respectively, at December 31, 2015. The aggregate decrease in mortgage-backed securities partly reflected principal repayments, net of premium amortization and discount accretion, totaling approximately $26.4 million for the quarter ended March 31, 2016 that was partially offset by a $4.9 million increase in the fair value of the available for sale portion of the portfolio to an unrealized gain of $5.9 million at March 31, 2016 from an unrealized gain of $1.0 million at December 31, 2015. The net decrease in the portfolio was also partially offset by purchases of securities totaling $5.6 million during the period.

The aggregate balance of non-mortgage-backed securities decreased by $25.6 million to $555.2 million at March 31, 2016 from $580.8 million at December 31, 2015. Such balances included securities available for sale and securities held to maturity of $388.1 million and $167.1 million, respectively, at March 31, 2016 and $413.5 million and $167.3 million, respectively, at December 31, 2015. The aggregate decrease in non-mortgage-backed securities primarily reflected principal repayments, net of premium amortization and discount accretion, totaling $21.7 million as well as a $5.3 million decrease in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $14.4 million at March 31, 2016 from a net unrealized loss of $9.1 million at December 31, 2015. These decreases were partially offset by security purchases totaling $1.3 million during the period.

The decrease in the fair value of the Company’s non-mortgage-backed securities available for sale largely reflected significant volatility in the financial markets during the quarter ended March 31,

2016 which resulted in a noteworthy widening of pricing spreads on the Company’s holdings of corporate bonds, asset-backed securities, collateralized loan obligations and single-issuer trust preferred securities during the period. Notwithstanding the impact of these factors on the fair value of certain “credit products” during the quarter, the Company’s quarterly impairment analysis reaffirmed that its securities with unrealized losses at March 31, 2016 were not “other-than-temporarily impaired” as of that date.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $4.7 million to $395.8 million at March 31, 2016 from $391.1 million at December 31, 2015.

The increase in other assets partly reflected a $4.1 million increase in deferred income tax assets, due largely to changes in the fair value of the Company’s available for sale securities and derivatives portfolios, coupled with a $1.4 million increase in the balance of bank-owned life insurance reflecting the recurring, periodic increase in the cash surrender value of the underlying life insurance policies. The increases and decreases in the remaining categories of other assets generally reflected normal operating fluctuations within their applicable balances.

Deposits

Total deposits increased by $77.6 million to $2.66 billion at March 31, 2016 from $2.58 billion at December 31, 2015. The increase in deposit balances reflected a $64.1 million increase in interest-bearing deposits coupled with a $13.5 million increase in non-interest-bearing checking accounts. The increase in interest-bearing deposits included increases in the balances of certificates of deposit and savings and club accounts totaling $69.4 million and $5.9 million, respectively, which were partially offset by an $11.2 million decrease in the balance of interest-bearing checking accounts.

As noted earlier, the increase in the balance of certificates of deposit largely reflected the effects of attractive pricing offered on a limited number of promotional products during the quarter to fund a portion of the growth in loans during the period.

The balance of interest-bearing checking accounts at March 31, 2016 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances decreased by $4.5 million to $223.8 million, or 8.4% of total deposits at March 31, 2016, from $228.3 million, or 8.8% of total deposits at December 31, 2015. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for a period of no less than five years during which total aggregate balances shall generally be maintained within a range of $200.0 million to $230.0 million.

The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits remained stable at $89.9 million, representing 3.4% and 3.5% of total deposits at March 31, 2016 and December 31, 2015, respectively.

Borrowings

The Company’s borrowings decreased by $2.1 million to $618.3 million at March 31, 2016 from $620.4 million at December 31, 2015. The decrease in borrowings primarily reflected a $2.1 million decrease in outstanding overnight “sweep account” balances linked to customer demand deposits that generally reflected normal operating fluctuations in such balances.

Stockholders’ Equity and Capital Management

Stockholders’ equity decreased by $1.7 million to $1.16 billion at March 31, 2016 from $1.17 billion at December 31, 2015. The net decrease in stockholders’ equity partly reflected an increase in accumulated other comprehensive loss due primarily to changes in the fair value of the Company’s available for sale securities and derivatives portfolios. This decrease was partially offset by an increase in retained earnings reflecting net income of $4.2 million for the quarter ended March 31, 2016 reduced by cash dividends of $1.8 million paid to stockholders during the period. A reduction in unearned ESOP shares for the period also offset a portion of the net decrease in stockholders’ equity for the period.

At March 31, 2016, the Company’s total consolidated equity to assets ratio was 25.96%, while the Bank’s total consolidated equity to assets ratio was 17.54%. The Company’s and Bank’s capital ratios at March 31, 2016 were well in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	March 31, 2016	December 31, 2015	June 30, 2015
Selected Balance Sheet Data:
Cash and cash equivalents	$114,956	$112,864	$340,136
Debt securities available for sale	388,068	413,495	420,660
Mortgage-backed securities available for sale	297,719	307,937	346,619

Securities available for sale	685,787	721,432	767,279
Debt securities held to maturity	167,144	167,326	219,862
Mortgage-backed securities held to maturity	425,286	431,065	443,479

Securities held to maturity	592,430	598,391	663,341
Loans receivable	2,720,069	2,601,750	2,102,864
Allowance for loan losses	(23,010)	(20,514)	(15,606)

Net loans receivable	2,697,059	2,581,236	2,087,258
Premises & equipment	38,598	39,156	39,180
Federal Home Loan Bank stock	29,670	29,671	27,468
Goodwill	108,591	108,591	108,591
Bank owned life insurance	174,642	173,251	170,452
Other assets	44,276	40,454	33,482

Total assets	$4,486,009	$4,405,046	$4,237,187

Non-interest bearing deposits	$226,700	$213,242	$218,533
Interest-bearing deposits	2,434,073	2,369,943	2,247,117

Deposits	2,660,773	2,583,185	2,465,650
Federal Home Loan Bank advances	585,317	585,347	536,405
Other borrowings	33,003	35,062	35,094

Borrowings	618,320	620,409	571,499
Other liabilities	42,170	34,976	32,663

Total liabilities	3,321,263	3,238,570	3,069,812
Stockholders’ equity	1,164,746	1,166,476	1,167,375

Total liabilities & stockholders’ equity	$4,486,009	$4,405,046	$4,237,187

Consolidated Capital Ratios:
Equity to assets at period end	25.96%	26.48%	27.55%
Tangible equity to tangible assets at period end (1)	24.12%	24.61%	25.63%
Share Data:
Outstanding shares (in thousands)	93,528	93,528	93,528
Closing price as reported by NASDAQ	$12.35	$12.67	$11.16
Equity per share	$12.45	$12.47	$12.48
Tangible equity per share (1)	$11.29	$11.31	$11.31
Asset Quality Ratios:
Non-performing loans to total loans	1.04%	0.81%	1.09%
Non-performing assets to total assets	0.66%	0.53%	0.56%
Allowance for loan losses to total loans	0.85%	0.79%	0.74%
Allowance for loan losses to non-performing loans	81.38%	97.84%	68.17%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015	March 31, 2016	March 31, 2015
Summary of Operations:
Interest income on:
Loans receivable	$25,585	$24,641	$19,240	$72,258	$56,293
Mortgage-backed securities	4,296	4,409	4,934	13,219	14,364
Non-mortgage-backed securities	2,539	2,400	2,339	7,369	6,841
Other interest-earning assets	462	374	356	1,275	981

Total interest income	32,882	31,824	26,869	94,121	78,479
Interest expense on:
Interest-bearing checking	1,088	1,025	959	3,122	2,851
Savings and clubs	211	212	199	638	605
Certificates of deposit	3,633	3,292	2,795	9,773	8,315

Total interest-bearing deposits	4,932	4,529	3,953	13,533	11,771

Federal Home Loan Bank advances	3,444	3,304	2,315	9,688	6,934
Other borrowings	42	53	36	142	111

Total borrowings	3,486	3,357	2,351	9,830	7,045

Total interest expense	8,418	7,886	6,304	23,363	18,816

Net interest income	24,464	23,938	20,565	70,758	59,663
Provision for loan losses	2,589	3,414	1,761	8,644	4,351

Net interest income after loan loss provision	21,875	20,524	18,804	62,114	55,312
Non-interest income:
Fees and service charges	794	709	826	2,176	2,256
Gain on sale of securities	0	2	0	2	7
(Loss) gain on sale and write down of real estate owned	(48)	(113)	(510)	(161)	(656)
Gain on sale of loans	156	76	82	304	91
Income from bank-owned life insurance	1,390	1,409	2,063	4,189	3,369
Electronic banking fees and charges	244	277	218	807	760
Miscellaneous	77	50	447	199	597

Total non-interest income	2,613	2,410	3,126	7,516	6,424
Non-interest expense:
Salaries and employee benefits	10,459	10,381	9,817	31,465	29,481
Net occupancy expense of premises	1,991	1,774	2,229	5,674	5,666
Equipment and systems	2,045	1,614	1,954	5,637	5,918
Advertising and marketing	539	563	423	1,530	799
Federal deposit insurance premium	684	675	630	2,021	1,826
Directors’ compensation	225	181	164	588	525
Miscellaneous	2,710	2,516	2,175	7,824	6,468

Total non-interest expense	18,653	17,704	17,392	54,739	50,683

Income before taxes	5,835	5,230	4,538	14,891	11,053
Provision for income taxes	1,667	1,433	660	3,950	2,083

Net income	$4,168	$3,797	$3,878	$10,941	$8,970

Per Share Data:
Net income per share:
Basic (2)	$0.05	$0.04	$0.04	$0.12	$0.10
Diluted (2)	$0.05	$0.04	$0.04	$0.12	$0.10
Weighted average number of common shares outstanding (in thousands):
Basic (2)	89,690	89,640	92,595	89,640	92,530
Diluted (2)	89,724	89,674	92,614	89,672	92,688
Cash dividends per share(1)(2)	$0.02	$0.02	$0.00	$0.06	$0.00

(1)	Represents dividends declared per common share.
(2)	As a result of the second-step conversion and stock offering, all historical per share information has been revised to reflect the 1.3804-to-one exchange ratio.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015	March 31, 2016	March 31, 2015
Average Balances:
Loans receivable	$2,654,753	$2,496,324	$1,846,405	$2,455,804	$1,794,223
Mortgage-backed securities	730,810	751,576	695,278	752,811	713,797
Non-mortgage-backed securities	584,345	607,593	643,098	613,318	635,670
Other interest-earning assets	135,872	167,476	119,597	195,550	134,941

Total interest-earning assets	4,105,780	4,022,969	3,304,378	4,017,483	3,278,631
Non-interest-earning assets	356,578	358,633	270,807	355,858	270,030

Total assets	$4,462,358	$4,381,602	$3,575,185	$4,373,341	$3,548,661

Interest-bearing checking	$725,070	$716,008	$727,895	$722,072	$719,579
Savings and clubs	515,762	510,818	512,745	515,509	512,737
Certificates of deposit	1,177,147	1,099,626	1,027,521	1,089,120	1,028,802

Total interest-bearing deposits	2,417,979	2,326,452	2,268,161	2,326,701	2,261,118
Federal Home Loan Bank advances	585,329	586,314	538,667	581,136	519,550
Other borrowings	32,598	39,980	29,048	36,453	29,775

Total borrowings	617,927	626,294	567,715	617,589	549,325

Total interest-bearing liabilities	3,035,906	2,952,746	2,835,876	2,944,290	2,810,443
Non-interest-bearing liabilities	259,321	262,847	228,146	262,307	236,878

Total liabilities	3,295,227	3,215,593	3,064,022	3,206,597	3,047,321
Stockholders’ equity	1,167,131	1,166,009	511,163	1,166,744	501,340

Total liabilities and stockholders’ equity	$4,462,358	$4,381,602	$3,575,185	$4,373,341	$3,548,661

Average interest-earning assets to average interest-bearing liabilities	135.24%	136.25%	116.52%	136.45%	116.66%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015	March 31, 2016	March 31, 2015
Performance ratios:
Yield on average:
Loans receivable	3.85%	3.95%	4.17%	3.92%	4.18%
Mortgage-backed securities	2.35%	2.35%	2.84%	2.34%	2.68%
Non-mortgage-backed securities	1.74%	1.58%	1.45%	1.60%	1.44%
Other interest-earning assets	1.36%	0.90%	1.19%	0.87%	0.97%

Total interest-earning assets	3.20%	3.16%	3.25%	3.12%	3.19%
Cost of average:
Interest-bearing checking	0.60%	0.57%	0.53%	0.58%	0.53%
Savings and clubs	0.16%	0.17%	0.15%	0.17%	0.16%
Certificates of deposit	1.23%	1.20%	1.09%	1.20%	1.08%

Interest-bearing deposits	0.82%	0.78%	0.70%	0.78%	0.69%
Federal Home Loan Bank advances	2.35%	2.25%	1.72%	2.22%	1.78%
Other borrowings	0.51%	0.53%	0.49%	0.52%	0.50%

Total borrowings	2.26%	2.14%	1.66%	2.12%	1.71%

Total interest-bearing liabilities	1.11%	1.07%	0.89%	1.06%	0.89%
Net interest rate spread (1)	2.09%	2.09%	2.36%	2.06%	2.30%
Net interest margin (2)	2.38%	2.38%	2.49%	2.35%	2.43%
Non-interest income to average assets	0.23%	0.22%	0.35%	0.23%	0.24%
Non-interest expense to average assets	1.67%	1.62%	1.95%	1.67%	1.90%
Efficiency ratio	68.89%	67.19%	73.41%	69.93%	76.69%
Return on average assets	0.37%	0.35%	0.43%	0.33%	0.34%
Return on average equity	1.43%	1.30%	3.03%	1.25%	2.39%

(1)	Yield on average interest-earning assets less cost of average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.